Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-216866 and 333-172673) on Form S-8 of our report dated October 9, 2025, with respect to the consolidated financial statements of Village Super Market, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Short Hills, New Jersey
October 9, 2025